Exhibit 2.3

EXCHANGEABLE SHARE SUPPORT AGREEMENT

THIS EXCHANGEABLE SHARE SUPPORT AGREEMENT made as of October 13, 2022 among Zymeworks Inc. (previously known as Zymeworks Delaware Inc.), a corporation existing under the Laws of the State of Delaware (“Parent”), Zymeworks CallCo ULC, a company existing under the Laws of the Province of British Columbia (“CallCo”), and Zymeworks ExchangeCo Ltd., a company existing under the Laws of the Province of British Columbia (“ExchangeCo”).

RECITALS:

A.

In connection with the restated and amended transaction agreement (the “Transaction Agreement”) dated August 18, 2022 among Parent, CallCo, ExchangeCo and Zymeworks Inc. (“Zymeworks”), as amended, supplemented or otherwise modified from time to time in accordance its terms, ExchangeCo is to issue exchangeable shares (the “Exchangeable Shares”) to certain holders of common shares of Zymeworks pursuant to an arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “Arrangement”) on the terms and conditions set out in the Plan of Arrangement (as defined in the Transaction Agreement).

B.	Pursuant to the Transaction Agreement, Parent, CallCo and ExchangeCo are required to enter into an exchangeable share support agreement (the “Agreement”) substantially in the form of this Agreement.

IN CONSIDERATION of the foregoing and the mutual agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. In this Agreement:

(a)

each capitalized term used and not otherwise defined in this Agreement shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of ExchangeCo, unless the context requires otherwise;

(b)

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, “Affiliate” does not include any stockholders of Parent (other than Zymeworks), or directors or executive officers of Zymeworks, Parent, ExchangeCo or CallCo; and

(c)	“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government or any other entity, whether or not having legal status.

1.2 Interpretation Not Affected by Headings. The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3 Number and Gender. In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4 Date of any Action. If the date on which any action is required to be taken under this Agreement by any Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

ARTICLE 2

COVENANTS OF PARENT AND EXCHANGECO

2.1 Covenants Regarding Exchangeable Shares. So long as any Exchangeable Shares not owned by Parent or its Affiliates are outstanding, Parent shall:

(a)

not take any action that will result in the declaration or payment of any dividend or make any other distribution on the Delaware Common Stock (other than pursuant to a Preferred Stock Rights Agreement, as that term is defined in the Exchangeable Share Provisions) unless:

(i)

ExchangeCo shall (A) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as determined in accordance with the Exchangeable Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), (B) in the case of a cash dividend or other distribution, receive sufficient money or other assets from Parent (through any intermediary entities) to enable the due declaration and the due and punctual payment, in accordance with applicable Law and the Exchangeable Share Provisions, of any such Equivalent Dividend, and (C) in the case of a dividend or other distribution that is a stock or share dividend or a distribution of stock or shares, have sufficient authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable Law and the Exchangeable Share Provisions, of any such Equivalent Dividend; provided however, for the avoidance of doubt, that in no event may ExchangeCo elect to effect a dividend or other distribution that is a stock or share dividend or a distribution of stock or shares in the form of cash or property other than stock or shares; or

(ii)

if the board of directors of ExchangeCo so chooses, in its sole discretion, as an alternative to taking any of the actions described in paragraph (i) above, ExchangeCo shall adjust the Exchangeable Share Exchange Ratio in accordance with the Exchangeable Share Provisions, provided however that the Exchangeable Share Exchange Ratio shall only be so adjusted to the extent that the board of directors of ExchangeCo determines in good faith and in its sole discretion that ExchangeCo would be liable for any unrecoverable tax as a result of taking any of the actions described in paragraph (i) above, and determines to adjust the Exchangeable Share Exchange Ratio in lieu of taking any such action;

(b)

advise ExchangeCo sufficiently in advance of the declaration by Parent of any dividend or other distribution on the Delaware Common Stock (other than pursuant to a Preferred Stock Rights Agreement, as that term is defined in the Exchangeable Share Provisions) and take all such other actions as are reasonably necessary or desirable, in co-operation with ExchangeCo, to ensure that the respective declaration date, record date and payment date for an Equivalent Dividend shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the Delaware Common Stock;

(c)

take all such actions and do all such things as are reasonably necessary or desirable to enable and permit ExchangeCo, in accordance with applicable Law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by ExchangeCo, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit ExchangeCo to deliver or cause to be delivered Delaware Common Stock or other property to the holders of Exchangeable Shares in accordance with the provisions of Sections 26.5, 26.6 or 26.7, as the case may be, of the Exchangeable Share Provisions;

(d)

take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Share Trustee in accordance with applicable Law to perform its obligations under the Voting and Exchange Trust Agreement, including, without limitation, all such actions and all such things as are reasonably necessary or desirable to enable and permit the Share Trustee in its capacity as trustee under the Voting and Exchange Trust Agreement to exercise such number of votes in respect of a Parent Meeting or a Parent Consent (as such terms are defined in the Voting and Exchange Trust Agreement) as is equal to the aggregate number of Exchangeable Shares outstanding at the relevant time (other than those held by Parent and its Affiliates), multiplied by the Exchangeable Share Exchange Ratio, and rounded down to the nearest whole vote in respect of any one Beneficiary (as that term is defined in the Voting and Exchange Trust Agreement);

(e)

take all such actions and do all such things as are reasonably necessary or desirable to enable and permit CallCo, in accordance with applicable Law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right (or upon the exercise by the holder of the Exchangeable Shares of their right to require CallCo to exercise the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right), including without limitation all such actions and all such things as are necessary or desirable to enable and permit CallCo to deliver or cause to be delivered Delaware Common Stock or other property to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as the case may be;

(f)

take all such actions and do all such things as are reasonably necessary or desirable to enable and permit ExchangeCo in accordance with applicable Law, to perform its obligations in connection with a Retraction Request pursuant to Section 26.6 of the Exchangeable Share Provisions and the redemption by ExchangeCo pursuant to Section 26.7 of the Exchangeable Share Provisions, including without limitation all such actions and all such things as are necessary or desirable to enable and permit ExchangeCo to deliver or cause to be delivered Delaware Common Stock or other property to the holders of Exchangeable Shares in accordance with the provisions of Sections 26.6 or 26.7 of the Exchangeable Share Provisions; and

(g)

not, except as otherwise contemplated in the Exchangeable Shares Provisions: (i) exercise its vote as a shareholder of ExchangeCo to initiate the voluntary liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, or (ii) take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, without the approval of the holders of the Exchangeable Shares in accordance with the Exchangeable Share Provisions.

2.2 Segregation of Funds. Parent will cause ExchangeCo to deposit a sufficient amount of funds in a separate account of ExchangeCo and segregate a sufficient amount of such other assets and property as is necessary to enable ExchangeCo to pay or otherwise satisfy its obligations with respect to the applicable dividend, Liquidation Amount, Retraction Price or Redemption Price, in each case once such amounts become payable under the terms of this Agreement or the Exchangeable Share Provisions. Once such amounts become payable, Parent will transfer such funds to ExchangeCo (through any intermediary entities) and ExchangeCo will use such funds, assets and property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.

2.3 Reservation of Delaware Common Stock. Parent hereby represents, warrants and covenants in favour of ExchangeCo and CallCo that Parent has reserved for issuance and shall, at all times while any Exchangeable Shares are outstanding, keep available, free from preemptive and other rights, out of its authorized and unissued capital stock such number of Delaware Common Stock (or other shares or securities into which Delaware Common Stock may be reclassified or changed as contemplated by Section 2.6(1)):

(a)

as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time multiplied by the Exchangeable Share Exchange Ratio, and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time multiplied by the Exchangeable Share Exchange Ratio; and

(b)

as are now and may hereafter be required to enable and permit each of Parent, CallCo and ExchangeCo to meet its obligations under the Voting and Exchange Trust Agreement, the Exchangeable Share Provisions and any other security or commitment relating to the Arrangement pursuant to which Parent may now or hereafter be required to issue or cause to be issued Delaware Common Stock.

2.4 Notification of Certain Events. In order to assist Parent to comply with its obligations under this Agreement and to permit CallCo to exercise the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as applicable, ExchangeCo shall notify Parent and CallCo of each of the following events at the time set forth below:

(a)

in the event of any determination by the board of directors of ExchangeCo to institute voluntary liquidation, dissolution or winding-up proceedings with respect to ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)

promptly upon the earlier of (i) receipt by ExchangeCo of notice of, and (ii) ExchangeCo otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by ExchangeCo of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions;

(e)

as soon as practicable upon the issuance by ExchangeCo of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Arrangement); and

(f)	promptly, upon receiving notice of a Change of Law.

2.5 Delivery of Delaware Common Stock. Upon notice from CallCo or ExchangeCo of any event that requires CallCo or ExchangeCo to deliver or cause to be delivered Delaware Common Stock to any holder of Exchangeable Shares, Parent shall forthwith issue and deliver or cause to be delivered the requisite number of shares of Delaware Common Stock for the benefit of CallCo or ExchangeCo, as appropriate, and CallCo or ExchangeCo, as the case may be, shall forthwith cause to be delivered the requisite number of Delaware Common Stock to be received by or for the benefit of the former holder of the surrendered Exchangeable Shares. All such Delaware Common Stock shall be duly authorized and validly issued as fully paid, non-assessable, free of preemptive rights and shall be free and clear of any lien, claim or encumbrance.

2.6 Qualification of Delaware Common Stock.

(1)	Parent covenants and agrees that it shall use commercially reasonable efforts to:

(a)

promptly file a prospectus supplement under a then existing and effective registration statement or a new registration statement (such prospectus supplement or new registration statement, the “Registration Statement”) on Form S-3 or, if Parent is not then eligible to use Form S-3, then such other form as Parent is then eligible to use, under the Securities Act of 1933, as amended (the “1933 Act”), to register the issuance of all shares of Delaware Common Stock to be issued or delivered to holders of the Exchangeable Shares (including, for greater certainty, pursuant to the Exchange Right or the Automatic Exchange Right as described in the Voting and Exchange Trust Agreement);

(b)	cause the Registration Statement to become effective as soon as reasonably practicable; and

(c)	cause the Registration Statement (or a successor registration statement) to remain effective at all times that any Exchangeable Shares remain outstanding.

(2)

Without limiting the generality of Section 2.6(1), Parent and CallCo each covenant and agree that it will take all such actions and do all such things as are reasonably necessary or desirable to make such filings and seek such regulatory consents and approvals as are necessary so that the Delaware Common Stock to be issued or delivered to holders of Exchangeable Shares by Parent or CallCo pursuant to the terms of the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and this Agreement will be offered, sold, issued and delivered in compliance with the 1933 Act and all applicable state securities laws, and applicable securities laws in Canada and will use commercially reasonable efforts to ensure that the Delaware Common Stock will not be subject to any hold period as contemplated by Rule 144 under the 1933 Act or subject to any “hold period” resale restriction under National Instrument 45-102 Resale of Securities. Parent will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Delaware Common Stock to be delivered to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and this Agreement to be listed, quoted and posted for trading on all stock exchanges and quotation systems on which outstanding Delaware Common Stock have been listed by Parent and remain listed and are quoted or posted for trading at such time.

(3)

Notwithstanding any other provision of the Exchangeable Share Provisions, or any term of this Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement, no Delaware Common Stock shall be issued (and Parent will not be required to issue any Delaware Common Stock) in connection with any liquidation, dissolution or winding-up of ExchangeCo, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of Delaware Common Stock would not be permitted by applicable Laws.

2.7 Economic Equivalence.

(1)	So long as any Exchangeable Shares not owned by Parent or its Affiliates are outstanding:

(a)

Parent shall not without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 26.11(b) of the Exchangeable Share Provisions:

(i)

issue or distribute Delaware Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Delaware Common Stock) to the holders of all or substantially all of the then outstanding Delaware Common Stock by way of stock or share dividend or other distribution, other than an issue of Delaware Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Delaware Common Stock) to holders of Delaware Common Stock (A) who exercise an option to receive dividends in Delaware Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Delaware Common Stock) in lieu of receiving cash dividends, (B) pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement, or (C) pursuant to a Preferred Stock Rights Agreement, as that term is defined in the Exchangeable Share Provisions; or

(ii)

issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Delaware Common Stock entitling them to subscribe for or to purchase Delaware Common Stock or securities exchangeable for or convertible into or carrying rights to acquire Delaware Common Stock (other than pursuant to a Preferred Stock Rights Agreement, as that term is defined in the Exchangeable Share Provisions); or

(iii)

issue or distribute to the holders of all or substantially all of the then outstanding Delaware Common Stock (A) shares or securities of Parent of any class other than Delaware Common Stock (or securities convertible into or exchangeable for or carrying rights to acquire Delaware Common Stock), (B) rights, options, warrants or other assets other than those referred to in Section 2.7(1)(a)(ii), (C) evidence of indebtedness of Parent, or (D) assets of Parent, except pursuant to a Preferred Stock Rights Agreement, as that term is defined in the Exchangeable Share Provisions;

unless, in each case, ExchangeCo issues or distributes the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares or makes an adjustment to the Exchangeable Share Exchange Ratio in accordance with the terms of the Exchangeable Share Provisions; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Transaction Agreement and the Plan of Arrangement; provided, further, that the foregoing limitations and restrictions set forth in this Section 2.7(1)(a) shall not apply to actions taken by Parent relating to a Preferred Stock Rights Agreement, as that term is defined in the Exchangeable Share Provisions.

(b)

Parent shall not without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 26.11(b) of the Exchangeable Share Provisions:

(i)	subdivide, redivide or change the then outstanding Delaware Common Stock into a greater number of Delaware Common Stock; or

(ii)	reduce, combine, consolidate or change the then outstanding Delaware Common Stock into a lesser number of Delaware Common Stock; or

(iii)	reclassify or otherwise change the Delaware Common Stock or effect an amalgamation, merger, combination, reorganization or other transaction affecting the Delaware Common Stock;

unless, in each case, the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with the Transaction Agreement and the Plan of Arrangement; provided, further, that the foregoing limitations and restrictions set forth in this Section 2.7(1)(b) shall not apply to actions taken by Parent relating to a Preferred Stock Rights Agreement, as that term is defined in the Exchangeable Share Provisions.

(2)

The board of directors of ExchangeCo shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the board of may determine), “economic equivalence” for the purposes of any event referred to in Section 2.7(1)(a) or Section 2.7(1)(b) and each such determination shall be conclusive and binding on Parent. In making each such determination, the following factors shall, without excluding other factors determined by the board of directors of ExchangeCo to be relevant, be considered by the board of directors of ExchangeCo:

(a)

in the case of any stock or share dividend or other distribution payable in Delaware Common Stock, the number of such shares issued as a result of such stock or share dividend or other distribution in proportion to the number of Delaware Common Stock previously outstanding;

(b)

in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Delaware Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Delaware Common Stock), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each Delaware Common Stock and the Current Market Price of a Delaware Common Stock, the price volatility of the Delaware Common Stock and the terms of any such instrument;

(c)

in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Parent of any class other than Delaware Common Stock, any rights, options or warrants other than those referred to in Section 2.7(2)(b), any evidences of indebtedness of Parent or any assets of Parent), the relationship between the fair market value (as determined by the board of directors of ExchangeCo in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Delaware Common Stock and the Current Market Price of the Delaware Common Stock;

(d)

in the case of any subdivision, redivision or change of the then outstanding Delaware Common Stock into a greater number of Delaware Common Stock or the reduction, combination, consolidation or change of the then outstanding Delaware Common Stock into a lesser number of Delaware Common Stock or any amalgamation, merger, combination, arrangement, reorganization or other transaction affecting Delaware Common Stock, the effect thereof upon the then outstanding Delaware Common Stock; and

(e)

in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Delaware Common Stock as a result of differences between taxation Laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(3)

ExchangeCo agrees that, to the extent required, upon due notice from Parent, ExchangeCo shall use commercially reasonable efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by ExchangeCo, or the Exchangeable Share Exchange Ratio is adjusted, or subdivisions, redivisions or changes are made to the Exchangeable Shares, as applicable, in order to implement the required economic equivalence with respect to the Delaware Common Stock and Exchangeable Shares as provided for in this Section 2.6(1).

2.8 Tender Offers. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Delaware Common Stock (an “Offer”) is proposed by Parent or is proposed to Parent or its shareholders and is recommended by the board of directors of Parent, or is otherwise effected or to be effected with the consent or approval of the board of directors of Parent, and the Exchangeable Shares are not redeemed by ExchangeCo or purchased by CallCo pursuant to the Redemption Call Right, Parent and ExchangeCo will use commercially reasonable efforts to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Parent and its Affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Delaware Common Stock, without discrimination. Without limiting the generality of the foregoing, Parent and ExchangeCo will use commercially reasonable efforts in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against ExchangeCo (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing in this Agreement shall affect the rights of ExchangeCo to redeem, or CallCo to purchase pursuant to the Redemption Call Right, Exchangeable Shares in the event of a Parent Control Transaction.

2.9 Parent & Affiliates Not to Vote Exchangeable Shares. Each of Parent and CallCo covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Each of Parent and CallCo further covenants and agrees that it shall not, and shall cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Business Corporations Act (British Columbia) (or any successor or other corporate statute by which ExchangeCo may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares; provided however, for further clarity, that this Section 2.9 shall not in any way restrict the right of Parent or any of its Affiliates to vote their common shares of ExchangeCo in accordance with the articles of ExchangeCo.

2.10 Ordinary Market Purchases. For greater certainty, nothing contained in this Agreement, including without limitation the obligations of Parent contained in Section 2.8, shall limit the ability of Parent (or any of its Affiliates) to make ordinary market or other voluntary purchases of Delaware Common Stock in accordance with applicable Laws and regulatory or stock exchange requirements.

2.11 Ownership of Outstanding Shares. Without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 26.11(b) of the Exchangeable Share Provisions, Parent covenants and agrees in favour of ExchangeCo that, as long as any Exchangeable Shares not owned by Parent or its Affiliates are outstanding, Parent will be and remain the direct or indirect beneficial owner of all issued and outstanding common shares in the capital of ExchangeCo and CallCo. Notwithstanding the foregoing, Parent shall not be in violation of this Section 2.11 if any Person or group of Persons acting jointly or in concert acquires all or substantially all of the assets of Parent or the Delaware Common Stock pursuant to any merger or similar transaction involving Parent pursuant to which Parent is not the surviving corporation.

2.12 Reimbursement by Parent. Parent shall reimburse ExchangeCo for, and indemnify and hold ExchangeCo harmless against, any expense or liability incurred by ExchangeCo with respect to the Exchangeable Shares.

ARTICLE 3

PARENT SUCCESSORS

3.1 Certain Requirements in Respect of Combination, etc. Subject to Section 26.7 of the Exchangeable Share Provisions, and Article 4 with respect to a Parent Control Transaction, so long as any Exchangeable Shares not owned by Parent or its Affiliates are outstanding, Parent shall not enter into any transaction (whether by way of reorganization, consolidation, arrangement, amalgamation, merger, combination, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of an amalgamation or merger or combination, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)

such other Person or continuing corporation (the “Parent Successor”) by operation of Law, becomes bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of Parent under this Agreement; and

(b)

such transaction shall be upon such terms and conditions as to preserve and not to impair any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

3.2 Vesting of Powers in Successor. Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the Parent Successor and such other Person that may then be the issuer of the Delaware Common Stock shall possess and from time to time may exercise each and every right and power of Parent under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

3.3 Wholly-Owned Subsidiaries. Nothing herein shall be construed as preventing (a) the amalgamation or merger or combination of any wholly-owned direct or indirect subsidiary of Parent (other than ExchangeCo or CallCo) with or into Parent, (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Parent (other than ExchangeCo or CallCo), provided that all of the assets of such subsidiary are transferred to Parent or another wholly-owned direct or indirect subsidiary of Parent, (c) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Parent (other than ExchangeCo or CallCo) among the shareholders of such subsidiary for the purpose of winding up its affairs, and (d) any such transactions are expressly permitted by this Article 3.

3.4 Successorship Transaction. Notwithstanding the foregoing provisions of this Article 3, in the event of a Parent Control Transaction:

(a)

in which Parent merges, combines or amalgamates with, or in which all or substantially all of the then outstanding Delaware Common Stock are acquired by, one or more other corporations to which Parent is, immediately before such merger, combination, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of Redemption Date in the Exchangeable Share Provisions; and

(c)

in which all or substantially all of the then outstanding Delaware Common Stock are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) or another corporation (the “Other Corporation”) that, immediately after such Parent Control Transaction, owns or controls, directly or indirectly, Parent;

then all references in this Agreement to “Parent” shall thereafter be and be deemed to be references to “Other Corporation” and all references in this Agreement to “Delaware Common Stock” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Parent Control Transaction being entitled to receive that number of Other

Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions, or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Parent Control Transaction and the Parent Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 4

CERTAIN RIGHTS OF PARENT & CALLCO TO ACQUIRE EXCHANGEABLE SHARES

4.1 Liquidation Call Right. The parties hereby acknowledge the rights and obligations of CallCo in respect of the Exchangeable Shares as contained in Section 26.17 of the Exchangeable Share Provisions.

4.2 Redemption Call Right. The parties hereby acknowledge the rights and obligations of CallCo in respect of the Exchangeable Shares as contained in Section 26.18 of the Exchangeable Share Provisions.

4.3 Change of Law Call Right. The parties hereby acknowledge the rights and obligations of CallCo in respect of the Exchangeable Shares as contained in Section 26.19 of the Exchangeable Share Provisions.

4.4 Retraction Call Right. The parties hereby acknowledge the rights and obligations of CallCo in respect of the Exchangeable Shares contained in Section 26.6(b) of the Exchangeable Share Provisions.

ARTICLE 5

GENERAL

5.1 Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Parent and any of its Affiliates.

5.2 Changes in Capital of Parent & ExchangeCo. Notwithstanding the provisions of Section 5.4, at all times after the occurrence of any event contemplated pursuant to Section 2.6(1) and Section 2.8 or otherwise, as a result of which either Delaware Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Delaware Common Stock or the Exchangeable Shares or both are so changed and the parties shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

5.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.4 Amendments, Modifications. Subject to Section 5.2, Section 5.3 and Section 5.5, this Agreement may not be amended or modified except by an agreement in writing executed by Parent, CallCo and ExchangeCo and approved by the holders of the Exchangeable Shares in accordance with Section 26.11(b) of the Exchangeable Share Provisions. No amendment or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

5.5 Ministerial Amendments. Notwithstanding the provisions of Section 5.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)

adding to the covenants of any or all of the parties hereto if the board of directors of each of Parent, CallCo and ExchangeCo shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	evidencing the succession of Parent Successors and the covenants of and obligations assumed by each such Parent Successor in accordance with the provisions of Article 3;

(c)

making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of Parent, CallCo and ExchangeCo, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(d)

making such changes or corrections hereto which, on the advice of counsel to Parent, CallCo and ExchangeCo, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained herein, provided that the boards of directors of each of Parent, CallCo and ExchangeCo shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

5.6 Meeting to Consider Amendments. ExchangeCo, at the request of Parent, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 5.4. Any such meeting or meetings shall be called and held in accordance with the articles of ExchangeCo, the Exchangeable Share Provisions and all applicable Laws.

5.7 Enurement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

5.8 Notices to Parties. Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in Person or if sent by facsimile transmission or e-mail (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(a)	In the case of Parent, at the following address:

108 Patriot Drive, Suite A

Middletown, DE 19709

with a copy to:

114 East 4th Avenue, Suite 800

Vancouver, BC, V5T 1G4

Attn: Legal Department

(2)	In the case of CallCo or ExchangeCo, at the following address:

114 East 4th Avenue, Suite 800

Vancouver, BC, V5T 1G4

Attn: Legal Department

and such notice or other communication shall be deemed to have been given and received (x) if delivered on a Business Day prior to 5:00 p.m. (local time in the place where the notice or other communication is received), on the date of delivery, or (y) otherwise, on the next Business Day. Either party may change its address for notice by giving notice to the other parties in accordance with the foregoing provisions.

5.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5.10 Jurisdiction. This Agreement shall be construed and enforced in accordance with the Laws of the Province of British Columbia and the Laws of Canada applicable therein. Each party hereto irrevocably submits to the exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matter arising hereunder or related hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ZYMEWORKS INC.		ZYMEWORKS EXCHANGECO LTD.

By:	/s/ Kenneth Galbraith	By:	/s/ Daniel Dex
Name:	Kenneth Galbraith	Name:	Daniel Dex
Title:	Chair and Chief Executive Officer	Title:	Secretary

ZYMEWORKS CALLCO ULC

By:	/s/ Daniel Dex
Name:	Daniel Dex
Title:	Secretary